NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2008

Wooster, Ohio (April 25, 2008) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income for the fiscal year ended March 31, 2008 of $2.0 million, or $0.65 per diluted share, compared to net income of $2.2 million, or $0.68 per diluted share for the fiscal year ended March 31, 2007.  The decrease in net income for the fiscal year was primarily due to a decrease in net interest income and increases in general, administrative and other expense and the provision for losses on loans, partially offset by increased other income and a decrease in federal income tax expense.

Net interest income decreased $47,000 for fiscal 2008 compared to fiscal 2007.  Interest income increased $548,000 during fiscal 2008 from fiscal 2007, as a result of prime rate increases in fiscal 2007 that continued into the second quarter of fiscal 2008 and a shift in balance sheet composition from lower yielding investment securities and residential mortgage loans toward higher yielding commercial real estate loans and mortgage-backed securities.  These increases were partially offset by subsequent prime rate reductions that began in August 2007 and continued through the end of the 2008 fiscal year.  Interest expense increased $595,000 during fiscal 2008 from fiscal 2007 as a result of increased rates paid on certificates of deposit in the first half of the fiscal year and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit and money market accounts, partially offset by decreases in rates paid on certificates of deposit as short term market rates moved down during the second half of the fiscal year.  Other income increased $278,000, mainly due to a $115,000 non-recurring prepayment penalty associated with a paid off commercial loan relationship, a $25,000 gain resulting from the required redemption of VISA USA stock following VISA’s initial public offering, increased trust income, increased earnings on Bank Owned Life Insurance (BOLI) and increased other income, mainly deposit service charges and debit card interchange.

The provision for losses on loans totaled $234,000 for fiscal 2008, an increase of $134,000 from the $100,000 provision recorded in fiscal 2007, based primarily on an increase in non-performing loans and on management’s evaluation of the delinquency trend in the overall portfolio, growth in the commercial loan portfolio and economic conditions in our market area.  Non-performing loans increased to $1.9 million, or 0.77% of net loans at March 31, 2008, compared to $950,000, or 0.40% of net loans at March 31, 2007.  The increase in non-performing loans was comprised primarily of three commercial loans secured by real estate collateral totaling $1.1 million that have experienced payment difficulties and were placed on non-accrual during the year ended March 31, 2008.  Management has evaluated these three loans for specific impairment, including obtaining new appraisals, and made the necessary specific provision to reflect potential impairment.   All three loans are in the workout process, and based on current information, management expects that the adjusted carrying values of the loans will be realized.

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General, administrative and other expense for fiscal 2008 increased by $534,000 or 5.5%.  Compensation expense increased $174,000, or 3.2%, mainly due to normal salary increases and severance expenses recognized in the fiscal fourth quarter associated with a restructuring of operations. Franchise tax expense increased $170,000 or 78% due to the absence in fiscal 2008 of a refund recognized in fiscal 2007.  Other operating expense increased $169,000, or 9.0%, mainly due to professional service fees associated with additional internal audit work in connection with compliance procedures related to Section 404 of the Sarbanes-Oxley Act of 2002.   Federal income tax expense decreased by $240,000 due to decreased pre-tax income and an increasing proportion of tax exempt income due to the purchase of tax exempt securities in the investment portfolio and the increased BOLI income due to higher crediting rates during the 2008 period.

For the fourth fiscal quarter ended March 31, 2008, net income was $448,000, or $0.16 per diluted share, compared to $521,000, or $0.17 per diluted share for the quarter ended March 31, 2007.  The decrease in net income was primarily due to an increase in general, administrative and other expense and the provision for losses on loans, partially offset by increases in net interest income and other income and a decrease in federal income tax expense.

Net interest income increased $18,000 for the quarter ended March 31, 2008, compared to the quarter ended March 31, 2007.  Interest income decreased $77,000 during the 2008 quarter mainly due to prime rate decreases.  Interest expense decreased $95,000 during the quarter as a result of decreased rates paid on certificates of deposit and money market deposits, partially offset by a continuing shift in deposit composition from lower cost savings and checking deposits to higher rate certificates of deposit and money market accounts.  The provision for losses on loans increased by $9,000 mainly due to one consumer home equity loan that has experienced payment difficulties and was placed on non-accrual during the quarter. Management has evaluated this loan for specific impairment, including obtaining a new appraisal, and made the necessary provision to reflect potential specific impairment.   This loan is in the workout process, and based on current information, management expects that the adjusted carrying value of the loan will be realized.  Other income increased $162,000, mainly due to a non-recurring prepayment penalty of $115,000 that was realized in the 2008 period, along with higher trust income, other service charges and BOLI income.  General, administrative and other expense increased $316,000 for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 primarily due to severance expenses incurred as a result of a restructuring of operations, the absence of a refund during the 2008 period of franchise tax overpayments realized during the 2007, and additional professional service fees associated with internal audit and the restructuring of operations.  Federal income tax expense decreased $72,000 as net income decreased for the 2008 period compared to the 2007 period.

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According to Phillip E. Becker, President and Chief Executive Officer, “despite turmoil in the financial markets and difficult economic conditions, the Company has maintained its focus on the basics of a successful banking business.  These basics include pricing discipline in the face of significant competitive pressure and a focus on credit quality in both originations and the existing portfolio.  While the fiscal year saw an increase in loan loss provisions associated with certain borrower relationships, we believe that those relationships are now adequately provided for and will be worked out in due course.  As we look to the next fiscal year, these basics, along with continued emphasis on the control of non-interest expense, will be the foundation for enhancing shareholder value.”

At March 31, 2008, Wayne Savings Bancshares, Inc. reported total assets of $401.6 million, a decrease of $4.1 million or 1.0% from total assets of $405.7 million at March 31, 2007.  Deposits decreased $8.5 million or 2.5% to $325.0 million from $333.5 million at March 31, 2007.   Stockholders’ equity at March 31, 2008 amounted to $34.1 million, or 8.49% of total assets, compared to $34.4 million, or 8.49% of total assets at March 31, 2007.  The decrease in stockholders’ equity was due to the repurchase of shares and the payment of dividends, partially offset by the addition of the net income discussed above and an increase in accumulated other comprehensive income.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	March 31, 2008	March 31, 2007
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities (1)	$48,594	$71,908
Mortgage-backed securities, net (1)	85,879	69,065
Loans receivable, net	242,487	240,049
Federal Home Loan Bank stock	4,892	4,829
Office premises & equipment, net	8,012	8,179
Real estate acquired through foreclosure	93	0
Other assets	11,627	11,707
TOTAL ASSETS	$401,584	$405,737

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$325,018	$333,540
Advances from Federal Home Loan Bank	38,500	34,500
Advances by borrowers for taxes & insurance	676	616
Accounts payable on mortgage loans serviced for others	182	197
Other liabilities	3,104	2,451
TOTAL LIABILITIES	367,480	371,304

Common stock (3,978,731 shares of $.10 par value issued at both March 31, 2008 and 2007)	398	398
Additional paid-in capital	36,127	36,106
Retained earnings	12,450	11,982
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,097)	(1,158)
Less Treasury Stock (969,627 and 784,622 shares at March 31, 2008 and
March 31, 2007, respectively)	(14,481)	(12,419)
Accumulated other comprehensive income (loss)	707	(476)
TOTAL STOCKHOLDERS' EQUITY	34,104	34,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$401,584	$405,737
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED INCOME STATEMENTS
(Dollars in Thousands -- unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Interest income	$5,640	$5,717	$22,958	$22,410
Interest expense	2,871	2,966	11,793	11,198
Net interest income	2,769	2,751	11,165	11,212
Provision for losses on loans	39	30	234	100
Net interest income after provision for loan losses	2,730	2,721	10,931	11,112
Other income	546	384	1,921	1,643
General, administrative, and other expense	2,711	2,395	10,278	9,744
Income before federal income taxes	565	710	2,574	3,011
Federal income taxes	117	189	610	850
Net income	$448	$521	$1,964	$2,161

Earnings per share
Basic	$0.16	$0.17	$0.65	$0.68
Diluted	$0.16	$0.17	$0.65	$0.68

Dividends per share	$0.12	$0.12	$0.48	$0.48

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended March 31,

	2008	2007

Quarterly Results

Net Interest Income	$2,769	$2,751
Net Income	$448	$521
Earnings Per Share:
Basic	0.16	0.17
Diluted	0.16	0.17
Return on Average Assets (Annualized)	0.45%	0.51%
Return on Average Equity (Annualized)	5.21%	5.97%

	For the Twelve Months
	ended March 31,

	2008	2007

Year to Date Results

Net Interest Income	$11,165	$11,212
Net Income	$1,964	$2,161
Earnings Per Share:
Basic	0.65	0.68
Diluted	0.65	0.68
Return on Average Assets	0.49%	0.54%
Return on Average Equity	5.73%	6.09%

	March 31,	March 31,
	2008	2007

End of Period Data

Total Assets	$401,584	$405,737
Stockholders' Equity to Total Assets	8.49%	8.49%
Shares Outstanding	3,009,104	3,194,109
Book Value Per Share	$11.33	$10.78